Exhibit 99.1

FOR RELEASE ON	For more information, contact:
THURSDAY, APRIL 26, 2012	Robert Jordheim
8:00 A.M. ET	Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2012 FIRST QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 26, 2012) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the first quarter of 2012 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $43.7 million, an increase of 8 percent compared to the first quarter of 2011 and exceeding the company’s guidance of between $41 and $42 million.

•	Achieved quarterly earnings per fully diluted share of $0.04, an increase of $0.02 compared to the first quarter of 2011 and exceeding the company’s guidance of $0.03 per fully diluted share.

•	Achieved quarterly revenues of $13.4 million in the direct sports medicine business, a 15 percent increase compared to the first quarter of 2011.

•	Achieved quarterly revenues of $7.0 million in the bone graft substitutes and general orthopedic (BGS/GO) business, a 15 percent increase compared to the first quarter of 2011.

•	Achieved international revenues of $5.9 million, a 9 percent increase compared to the first quarter of 2011.

•

Achieved quarterly revenues of $14.1 million in the U.S. direct distribution organization, a 16 percent increase over the first quarter of 2011. The U.S. direct distribution organization includes sports medicine and some BGS/GO implants.

“We are pleased with our first quarter results, which exceeded our expectations and were driven primarily by growth in our direct sports medicine and BGS/GO businesses, as well as in our dental business,” said Brian K. Hutchison, president and CEO of RTI.

Worldwide revenues of $43.7 million for the first quarter of 2012 were up 8 percent compared to the first quarter of 2011. Domestic revenues of $37.9 million for the first quarter of 2012 were up 7 percent compared to the first quarter of 2011, primarily based on the strength of the sports medicine, BGS/GO and dental businesses. International revenues of $5.9 million increased 9 percent compared to the first quarter of 2011 due to the strength of the surgical specialties business and the export of sports medicine and BGS/GO implants. On a constant currency basis, international revenues increased 12 percent compared to the first quarter of 2011.

For the first quarter of 2012, the company reported net income of $2.0 million and net income per fully diluted share of $0.04, based on 55.9 million fully diluted shares outstanding, compared to net income of $1.2 million and net income per fully diluted share of $0.02 based on 55.0 million fully diluted shares outstanding.

Fiscal 2012 and Second Quarter Outlook

As a result of better than expected results in the first quarter, the company is raising its full year revenue guidance for 2012. The company now expects full year revenues for 2012 to be between $176 million and $178 million, as compared to prior guidance of between $174 million and $176 million. Full year net income is expected to be between $0.16 and $0.17 per fully diluted share, based on 56.1 million shares outstanding, as compared to our prior guidance of between $0.15 and $0.17 per fully diluted share.

For the second quarter of 2012, the company expects revenues to be between $43 million and $44 million, and net income per fully diluted share to be approximately $0.04.

“We had a strong start to the year with solid results for the first quarter of 2012,” Hutchison said. “Based on the strength of the first quarter, we elected to raise our full year revenue guidance and have tightened our earnings guidance. As stated in our January 2012 release, we are investing in new product development initiatives and direct distribution during this year, which we anticipate will positively impact our future revenue growth.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter 2012 results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website for one month following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,”

“believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Fees from tissue distribution	$42,121	$39,519
Other revenues	1,622	1,127

Total revenues	43,743	40,646
Costs of processing and distribution	23,637	22,309

Gross profit	20,106	18,337

Expenses:
Marketing, general and administrative	14,374	13,909
Research and development	2,827	2,418
Asset abandonments	16	57

Total operating expenses	17,217	16,384

Operating income	2,889	1,953

Total other income (expense) - net	55	(84)

Income before income tax provision	2,944	1,869
Income tax provision	(942)	(621)

Net income	$2,002	$1,248

Net income per common share - basic	$0.04	$0.02

Net income per common share - diluted	$0.04	$0.02

Weighted average shares outstanding - basic	55,712,485	54,889,759

Weighted average shares outstanding - diluted	55,923,946	54,984,707

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues from tissue distribution:
Sports medicine	$13,425	$11,689
Spine	8,560	9,710
Surgical specialties	7,797	7,911
Bone graft substitutes and general orthopedic	7,015	6,107
Dental	5,324	4,102
Other revenues	1,622	1,127

Total revenues	$43,743	$40,646

Domestic revenues	37,873	35,245
International revenues	5,870	5,401

Total revenues	$43,743	$40,646

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$47,588	$46,178
Accounts receivable - net	19,576	20,674
Inventories - net	75,657	76,598
Prepaid and other current assets	16,205	16,231

Total current assets	159,026	159,681

Property, plant and equipment - net	46,337	44,532
Other assets - net	26,365	25,814

Total assets	$231,728	$230,027

Liabilities and Stockholders’ Equity
Accounts payable	$11,142	$11,141
Accrued expenses and other current liabilities	20,983	24,028
Current portion of long-term obligations	357	448

Total current liabilities	32,482	35,617

Deferred revenue	22,425	20,589
Long-term liabilities	1,176	1,402

Total liabilities	56,083	57,608
Stockholders’ equity:
Common stock and additional paid-in capital	412,373	411,741
Accumulated other comprehensive loss	(1,592)	(2,184)
Accumulated deficit	(235,136)	(237,138)

Total stockholders’ equity	175,645	172,419

Total liabilities and stockholders’ equity	$231,728	$230,027

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$2,002	$1,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,909	1,925
Stock-based compensation	525	499
Amortization of deferred revenue	(1,164)	(1,006)
Other items to reconcile to net cash provided by operating activities	1,093	3,814

Net cash provided by operating activities	4,365	6,480

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,803)	(494)
Patent and acquired intangible asset costs	(65)	(1,021)

Net cash used in investing activities	(2,868)	(1,515)

Cash flows from financing activities:
Proceeds from exercise of common stock options	100	185
Payments on long-term obligations	(199)	(276)
Other	(20)	—

Net cash used in financing activities	(119)	(91)

Effect of exchange rate changes on cash and cash equivalents	32	60

Net increase in cash and cash equivalents	1,410	4,934
Cash and cash equivalents, beginning of period	46,178	28,212

Cash and cash equivalents, end of period	$47,588	$33,146